Exhibit 10.12

Management M&A Incentive Plan

RESPONSYS, INC.

MANAGEMENT M&A INCENTIVE PLAN

(AS ADOPTED JANUARY 15, 2008)

Creation of Management M&A Incentive Plan

In order to provide incentives to the Company’s key employees to remain in the Company’s service and pursue a Change in Control (as defined below) of the Company, the Board of Directors of the Company (the “Board”) has resolved to create this Management M&A Incentive Plan (the “Plan”) in the event the Company closes a Change in Control.

A “Change in Control” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets followed by a distribution of the proceeds to the Company’s stockholders, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company. Notwithstanding the prior sentence, the sale of equity securities in a financing transaction shall not be deemed a “Change in Control.”

Determination of Participants

All key employees who are listed in the attached Schedule A and any additional key employees who are approved for participation by the Board at any time prior to or upon the closing date of the Change in Control (the “Closing Date”) will be eligible to participate in this Plan (each, a “Participant”). A Participant shall only be eligible for a bonus under the Plan if he or she is a service provider to the Company on the Closing Date and, to the extent required by the Company or its successor, remains a service provider to the Company or its successor for up to twelve (12) continuous months following the Closing Date, unless the Participant is terminated without Cause (as defined below) following the Closing Date, as described below.

In the event that a Participant becomes ineligible to receive a bonus under this Plan either prior to, upon or following a Change in Control, the bonus allocated to such Participant under this Plan will be forfeited in its entirety and such bonus amount will automatically become available to be allocated to Participants who are named as “Other Management” and such bonus amount will be allocated to Participants who are named as “Other Management”. Prior to the Change in

Control, the Board, in its sole discretion, may determine that any forfeited bonus be allocated to another key employee of the Company. By the Closing Date, the Board must allocate the entire Bonus Pool (as defined below) to Participants.

Amount of Bonus Payments

The aggregate bonus pool (the “Bonus Pool”) is equal to $10,000,000.00 provided that the Merger Consideration (as defined below) is estimated by the Board to be equal to or greater than $250,000,000 at the Closing Date. In the event that the Merger Consideration is estimated by the Board to be less than $250,000,000 at the Closing Date, the Bonus Pool will be equal to zero.

Each Participant’s bonus amount under the Plan shall be known as an “Individual Bonus.” The Individual Bonus for each Participant listed in Exhibit A is set forth in Exhibit A. Each future Participant’s Individual Bonus shall be determined by the Board, in its discretion. The Board, in its discretion, may allocate the remaining portion of the Bonus Pool.

“Merger Consideration” shall mean the fair market value of the aggregate consideration payable to the stockholders of the Company in respect of their equity interest in the Company as of the Closing Date, as determined by the Board in accordance with Article III.B, Section 2 of the Company’s Amended and Restated Articles of Incorporation and such determination shall be final and binding. To the extent that variable or contingent amounts of consideration may be paid to stockholders of the Company in connection with a Change in Control that vary with or are contingent upon events or performance occurring after the Closing Date, including but not limited to amounts of consideration subject to an escrow agreement, an earn out or to indemnity claims, the Board in its reasonable discretion will determine the extent to which such variable or contingent amounts will be included in the Merger Consideration for purposes of determining whether the $250,000,000.00 of proceeds have been achieved as of the Closing Date. The Board’s determination will be final and binding.

Form of Bonus Payments and Timing of Payment

1.  Form of Bonus:    The bonuses payable under the Plan shall be paid in cash. A Participant must execute a general release of claims in the form prescribed by the Company or its successor to receive payment under this Plan.

2.  Service Period:    Each Individual Bonus shall be paid to a Participant by the Company (or its acquiror or successor) in a lump sum within ten (10) business days following the Participant’s completion of twelve (12) months of continuous service with the Company or its successor following the Closing Date (the “Service Period”).

3.  Resignation or Termination for Cause:    In the event that a Participant resigns for any reason or is terminated by the Company or its successor for Cause (as defined below) prior to completing the Participant’s Service Period, such Participant will not earn nor will such Participant be eligible to receive any of the Participant’s Individual Bonus.

4.  Termination without Cause:    In the event that a Participant is terminated without Cause by the Company or its successor before the end of such Participant’s Service Period, such Participant will receive the Participant’s Individual Bonus, provided that the Participant (a) signs a general release of all claims that the Participant may have against the Company, its successor or persons affiliated with the Company or its successor in a form prescribed by the Company or its successor and (b) returns all Company property. The release must be in the form prescribed by the Company or its successor, without alterations. The Company or its successor will deliver the form to the terminated Participant within 30 days after the Participant’s employment terminates. The Participant must execute the release within the period set forth in the prescribed form. The Participant will be paid an amount equal to the Participant’s Individual Bonus within ten (10) business days following the effective date of the Participant’s general release.

5.  Resignation for Relocation:    Prior to the Closing Date or during the Service Period, if a Participant is given notice that such Participant’s work location will be relocated more than fifty (50) miles from the Participant’s work location immediately prior to the Closing Date, the Participant may resign from service and still receive the Participant’s Individual Bonus, provided that the conditions in this Section 5 are satisfied: (a) within thirty (30) days after Participant receives the relocation notice, the Participant contacts the Company or its successor in writing to inform such entity that the Participant will resign as a result of such relocation; (b) the Company or its successor does not revoke such relocation requirement by the thirtieth day after receiving Participant’s resignation notice (the “Deadline”); and (c) the Participant resigns within thirty (30) days after the Deadline. In addition, to receive the Individual Bonus, the Participant must (a) sign a general release of all claims that the Participant may have against the Company, its successor or persons affiliated with the Company or its successor in a form prescribed by the Company or its successor and (b) return all Company property. The release must be in the form prescribed by the Company or its successor, without alterations. The Company or its successor will deliver the form to the terminated Participant within 30 days after the Participant’s employment terminates. The Participant must execute the release within the period set forth in the prescribed form. The Participant will be paid an amount equal to the Participant’s Individual Bonus within ten (10) business days following the effective date of the Participant’s general release.

The payment schedule of all Individual Bonuses under this Plan will be administered to the extent practicable in a manner that avoids adverse tax treatment for the Participants under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Board, in its discretion, may amend the payment schedule of any of the Individual Bonuses to the extent it deems necessary to avoid adverse tax treatment for the Participants under Section 409A.

“Cause” shall mean the Participant’s (a) unauthorized use or disclosure of the Company’s or its successor’s confidential information or trade secrets, which use or disclosure causes material harm to the Company or its successor, (b) material breach of any agreement between the Participant and the Company or its successor, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (d) gross negligence or willful misconduct, or (e) failure to cooperate in good faith with a governmental or internal investigation of the Company or its successor or any of their directors, officers or employees, if the Company or its successor has requested the Participant’s cooperation; provided, however, that with respect to (b), the Participant must be provided a thirty (30) day cure period in writing before such breach constitutes Cause.

Effective Date; Amendment/Termination of Plan

This Plan shall be effective upon its adoption by the Board. The Plan may be amended or terminated with the approval by written resolution of (a) a majority of the disinterested members of the Board plus (b) Participants holding a majority interest in the allocated portion of the Bonus Pool. Notwithstanding the above, this Plan shall terminate upon the earliest of (a) a Change in Control in which the Merger Consideration is less than $250,000,000, as determined by the Board in its reasonable discretion and (b) the date that is five (5) years following the Plan’s adoption date by the Board.

General Provisions

The Plan shall be interpreted and administered by the Board. Such determinations of the Board with regard to the Plan shall be final and binding on all Participants.

The Company (or its acquiror or successor) shall withhold applicable taxes and other payroll deductions from any payment under the Plan.

No amounts under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company (or its acquiror or successor). Participants shall have the status of general creditors.

No Participant shall have the right to alienate, pledge or encumber his/her interest in this Plan other than by will or by the laws of descent and distribution, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.

No action of the Company in establishing this Plan, no action taken under this Plan and no provision of this Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee will be employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time for any reason, with or without Cause.

This Plan shall be governed by and construed in accordance with the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

Schedule A

Antonio Casacuberta	$1 million
Scott Olrich	$1.5 million
Chris Paul	$1 million
Andy Priest	$1.5 million
Don Smith	$1 million
Dan Springer	$3 million
*Other management	$1 million

* The identity of additional Participants and the amount allocated to each such Participant will be determined by the Board in its sole discretion.